Exhibit 99.1


                 MARVEL REPORTS Q2 NET SALES OF $155.5 MILLION,
               OPERATING INCOME OF $63.6 MILLION AND EPS OF $0.25

New York, New York - July 29, 2004 -- Marvel Enterprises, Inc. (NYSE: MVL), a global entertainment licensing company, today reported financial results for its second quarter ended June 30, 2004 that were in excess of previously supplied guidance ranges, and initiated financial guidance for the third quarter of 2004. Marvel's Q2 2004 operating income was significantly higher than operating income for the prior year period, while net income and EPS were affected by a more normalized, but significantly higher effective tax rate.

Net sales for the second quarter of 2004 grew to $155.5 million compared with Q2 2003 net sales of $90.0 million, fueled by the toy segment. Q2 2004 operating income increased approximately 47% to $63.6 million compared to the prior-year period also as a result of toy segment performance. A significantly higher mix of toy segment sales, as a percentage of total sales, led to a decline in consolidated operating margins from 48% in Q2 2003 to 41% in Q2 2004. Despite an increase in pre-tax income, an effective tax rate of 32% in Q2 2004 (compared to 16% in Q2 2003) led to a decline in diluted net income per share attributable to common stock to $0.25 in Q2 2004 from $0.28 in 2Q 2003.

In part, the increase in operating income resulted from the consolidation, since the beginning of Q2 2004, of the results of Spider-Man Merchandising LP, which is Marvel's licensing joint venture with Sony. Consolidation of that entity's results is required by Generally Accepted Accounting Principles (GAAP) as a result of changes in the terms of that joint venture. As a result of consolidation of the Spider-Man joint venture, Sony's share of the joint venture's results is now accounted for as a minority interest expense which affects net income but not operating income. Had Marvel accounted for Sony's $3.8 million minority interest in the joint venture as an expense, consolidated operating income would have been $59.8 million.

Marvel's President and CEO, Allen Lipson, commented, "The continued success of entertainment projects such as films, video games, and comic books based on our portfolio of characters has led to enhanced brand awareness for the Marvel Universe of characters, which in turn has led to increased sales. The recent release of Spider-Man 2 has broken box office records and has generated more than $600 million in worldwide box office receipts to-date, and the DVD is scheduled to ship in November. In addition, consumer products based on the movie are currently among the strongest performing brands at retail, further cementing both Marvel and Spider-Man as flagship brands with retail partners.

"We continue to initiate new revenue streams to raise the visibility of the Marvel brand, an example of which is our recent agreement with Lions Gate to develop, produce and distribute original animated DVD features based on Marvel characters. The relationship, which has very attractive economics for Marvel, will kick-off with the launch of The Avengers DVD in 2006."


                             Marvel Enterprises, Inc.
                        Segment Net Sales/Operating income

(dollars in thousands)               Three Months Ended         Six Months Ended
                                         June 30,                   June 30,
                                      2004         2003         2004        2003
                                     ------     --------      -------    ---------
Licensing:      Net Sales          $ 49,537    $  56,750    $  99,640    $106,651
                Operating Income     35,566       41,238       74,050      90,065
Publishing:     Net Sales            21,609       19,535       41,253      34,747
                Operating Income      8,969        6,184       16,279      11,259
Toys:           Net Sales            84,321       13,681      136,900      35,944
                Operating Income     23,229        2,559       38,852       8,553
Corporate Overhead:                  (4,152)      (6,795)      (8,268)    (11,783)
  TOTAL NET SALES                   155,467       89,966      277,793     177,342
  TOTAL OPERATING INCOME             63,612       43,186      120,913      98,094

Segment Review:
o Licensing Segment net sales in Q2 2004 decreased to $49.5 million from $56.8 million in Q2 2003 as revenues from a variety of licensed products only partially offset expected declines in the toy license category. International licensing net sales increased more than 75% year-over-year to $7.6 million in Q2 2004 as Marvel's international offices continued to support global marketing momentum. Q2 2004 net licensing sales include approximately $11.2 million in net sales recognized due to the consolidation of the revenues from the Spider-Man joint venture for the first time. Overages were approximately $8.5 million in this quarter, compared to $8.0 million in the prior-year period, reflecting the continued strong performance of Marvel-branded consumer products at retail. Toy royalty and service fees from Toy Biz Worldwide, Ltd. declined to approximately $2.5 million in Q2 2004 from approximately $21.8 million in Q2 2003 as sales of The Hulk toy line diminished as expected when compared to the prior year level which coincided with the film's June 2003 release. The table below reflects these trends.


(in thousands)                            Three Months Ended    Six Months Ended
                                           6/30/04   6/30/03   6/30/04    6/30/03
                                           -------  -------    ------     -------
Apparel and accessories                    $20,470   $12,800   $40,166   $ 17,673
Entertainment (including studios, themed
attractions and electronic games)           10,786     9,373    16,230     37,280
Toy Biz Worldwide Ltd.:
  - Toy Royalties                            1,837     9,757     3,906     15,472
  - Toy Service Fees                           706    12,031     1,880     18,729
Other Toy Royalties                          8,996     5,395    15,344      8,593
Other (Domestics, food and other)            6,742     7,394    22,114      8,904
Total                                      $49,537   $56,750   $99,640   $106,651

     Total licensing operating expenses declined to $13.9 million in Q2 2004 compared to $17.7 million in the prior-year period, predominantly due to lower revenue sharing with studio partners, which decreased to $7.8 million in Q2 2004 versus $13.0 million in the year-ago period. The reduction in the studio partner share expense was partially offset by an increase of $1.5 million in total salaries, foreign commissions and overhead compared to the year-ago period. This is primarily related to newly-opened international offices in the United Kingdom and Japan. Operating margins were 71.8% in Q2 2004 and 72.5% in Q2 2003. If Marvel had accounted for Sony's minority interest in the Spider-Man joint venture as an expense, licensing operating income in the quarter would have been $31.8 million and operating margins for the licensing segment would have been 64.2%.

o Marvel's Publishing Segment net sales rose due to increased strength in the direct and mass markets primarily driven by a higher title count and greater overall demand for Marvel brand products. Approximately 65 comic titles per month were published in Q2 2004 with an average circulation of over 53,800 units versus 50 titles per month at an average circulation of 64,000 units in the 2003 period. In total, there was an approximate 10% increase in circulation to 3.5 million units compared to the prior year period, reflecting success in the Company's title management strategy. Operating margins in the segment increased to 41.6% in Q2 2004 compared to operating margins of 31.6% in the prior-year period. The year-over-year margin increase reflects higher gross margins in the core comic business due to operating efficiencies, coupled with a lower cost structure due to reductions achieved in distribution costs compared to the prior-year period. Publishing segment margins also benefited from a one-time gain of $1.0 million in other income related to settlements of old bankruptcy claims.

o Marvel's Toy Segment net sales increased from the prior-year period due to strong shipments of action figures and accessories based on the Spider-Man 2 movie as retailers placed products on shelves ahead of the film's June 30 release. Spider-Man movie toy sales were $79.8 million in Q2 2004 compared with sales of $4.1 million in Q2 2003. Operating margins in the toy segment improved nearly 50% year-over-year from 18.5% in Q2 2003 to 27.5% in Q2 2004 due to economies of scale created by the higher sales volumes. The company expects toy segment operating margins to decline in the second half of 2004 due to a planned increase in advertising promotions heading into the competitive holiday season on lower projected sales.

Strong Balance Sheet:
Following the redemption on June 15, 2004 of all of the Company's outstanding 12% Senior Notes, Marvel had $177 million in cash, certificates of deposit, tax-exempt notes and commercial paper at June 30, 2004. Excluding any potential share repurchases under its recently authorized $100 million common stock repurchase plan, Marvel expects cash levels at December 31, 2004 to exceed $200 million. The Company has fully utilized its federal NOL carry-forwards and now pays federal taxes as has been previously noted.

    Marvel Character Feature Film Line-Up For 2004
    (Release dates are controlled by Studio partners)
    -------------------------------------------------------------------------------------------------------------------
    Film/Character                        Studio/Distributor         Targeted Release Date
    ------------------------------------- -------------------------- --------------------------------------------------
    The Punisher                          Lions Gate                 Released April 16, 2004
    ------------------------------------- -------------------------- --------------------------------------------------
    Spider-Man 2                          Sony/Columbia              Released June 30, 2004
    ------------------------------------- -------------------------- --------------------------------------------------
    Blade: Trinity                        New Line Cinema            December 10, 2004
    ------------------------------------- -------------------------- --------------------------------------------------

    Marvel Character Feature Film Line-Up For 2005
    (Release timing is controlled by Studio partners)
    -------------------------------------------------------------------------------------------------------------------
    Film/Character                        Studio/Distributor         Status
    ------------------------------------- -------------------------- --------------------------------------------------
    Elektra                               New Regency / Fox          Script, Director, Filming started May `04, Jan.
                                                                     15, 2005 release (1)
    ------------------------------------- -------------------------- --------------------------------------------------
    Fantastic Four                        Fox                        Script, Director, Filming starts August '04,
                                                                     July 1, 2005 release
    ------------------------------------- -------------------------- --------------------------------------------------
    Iron Man                              New Line Cinema            Script, Slated for November 2005 or Summer 2006
                                                                     (1)
    ------------------------------------- -------------------------- --------------------------------------------------
    Luke Cage                             Sony/Columbia              Script, Director
    ------------------------------------- -------------------------- --------------------------------------------------
    Man-Thing                             Lions Gate/Fierce          TBD (1)
    ------------------------------------- -------------------------- --------------------------------------------------

                                       3

    Marvel Character Entertainment Projects in Development For 2006 & Beyond
    (Development and release timing is controlled by Studio partners)
    -------------------------------------------------------------------------------------------------------------------
    Film/Character                        Studio/Distributor         Status
    ------------------------------------- -------------------------- --------------------------------------------------
    The Avengers (animated DVD)           Lions Gate                 Slated for Q1 2006 release
    ------------------------------------- -------------------------- --------------------------------------------------
    X-Men 3                               Fox                        May 3, 2006 release (1)
    ------------------------------------- -------------------------- --------------------------------------------------
    Namor                                 Universal Pictures         Script, Slated for Summer 2006
    ------------------------------------- -------------------------- --------------------------------------------------
    Ghost Rider                           Sony                       Script, Director, Pre-production, Summer 2006
    ------------------------------------- -------------------------- --------------------------------------------------
    Black Widow                           Lions Gate                 Writer, Director, Slated for 2006 release
    ------------------------------------- -------------------------- --------------------------------------------------
    The Punisher 2                        Lions Gate                 Writer, Director (1)
    ------------------------------------- -------------------------- --------------------------------------------------
    The Hulk 2                            Universal Pictures         Development (1)
    ------------------------------------- -------------------------- --------------------------------------------------
    Deathlok                              Paramount                  Script
    ------------------------------------- -------------------------- --------------------------------------------------
    Spider-Man 3                          Sony/Columbia              Director, May 4, 2007 release
    ------------------------------------- -------------------------- --------------------------------------------------
    Dr. Strange Dimension Contract
    ------------------------------------- -------------------------- --------------------------------------------------
    Iron Fist                             Lions Gate                 Contract
    ------------------------------------- -------------------------- --------------------------------------------------
    Silver Surfer                         Fox                        Contract, Development (1)
    ------------------------------------- -------------------------- --------------------------------------------------
    Ant-Man                               TBD                        (1)
    ------------------------------------- -------------------------- --------------------------------------------------
    Black Panther                         TBD
    ------------------------------------- -------------------------- --------------------------------------------------
    Captain America                       TBD
    ------------------------------------- -------------------------- --------------------------------------------------
    Nick Fury                             TBD
    ------------------------------------- -------------------------- --------------------------------------------------
    Thor                                  TBD
    ------------------------------------- -------------------------- --------------------------------------------------
(1) Represents a change from the previously supplied schedule



Financial Guidance:

                                                        Marvel Enterprises, Inc.

                                                     Initial Q3      3Q 2003      Updated 2004     Previous 2004
(in millions -  except per share amounts)          2004 Guidance     Results        Guidance        Guidance (3)      2003
                                                                                                                     Results
-------------------------------------------------- --------------- ------------ ----------------- ----------------- --------------
Net sales                                            $97 - $102        $84.5      $448 - $468         $448 - $468     $ 348
Operating income                                     $38 - $ 43        $43.0      $195 - $205         $195 - $205     $ 167
Net income (1) (5)                                   $23 - $ 26        $63.1      $105 - $111         $102 - $108     $ 152
EPS attributable to common stock (1) (2) (4) (5)   $0.20 - $0.23       $ 0.57    $0.92 - $0.97       $0.89 - $0.94    $1.34
Weighted average diluted common shares (4)             115.5           111.3         115.1               115.1       113.4
Effective tax rate                                      37%             16%           37%             41%              -1%
-------------------------------------------------- --------------------------- -------------------- ------------------------------

(1) 2003 Net income and EPS attributable to common stock includes a $31.5 million ($0.29 per diluted share) one-time, non-cash benefit from the valuation of deferred tax assets (principally net operating loss (NOL) carry-forwards).
(2) 2003 EPS attributable to common stock is net of approximately $1.2 million in preferred stock dividends.
(3) Previous 2004 guidance ranges were provided in the Company's May 4, 2004 release.
(4) 2003 EPS and shares outstanding data have been adjusted for the March 2004 3-for-2 stock split.
(5) 2004 net income and EPS attributable to common stock include one-time charges of approximately $12 million associated with the early debt redemption.

Updated FY 2004 financial guidance: Marvel continues to expect that the primary drivers for the second half of 2004 will include Spider-Man consumer product merchandise, increased penetration in international licensing and the on-going renewal or replacement, on improved terms, of existing licensing contracts. Marvel has revised its forecast for 2004 Spider-Man movie toy sales to $160-$170 million, from $175-$200 million, reflecting a weaker than expected retail environment. The new forecast implies toy sales of $35-45 million in the second half of 2004 (which includes shipments related to the holiday selling season). Marvel is comfortable with its revised 2004 Spider-Man toy forecast given sell-through trends which are well ahead of Spider-Man 1 and The Hulk sales trends, as well as expected promotional support from the November release of the Spider-Man 2 movie on DVD and Marvel's planned increases in toy advertising in the second half of 2004. Marvel expects that strength in its licensing division results in the second half of 2004 will largely offset the projected decrease in contribution from the Company's toy division. The guidance ranges for fiscal 2004 net income and EPS have been raised to reflect the change in the expected fiscal 2004 effective tax rate to 37% from 41%.

Second-half results should also benefit from the receipt of Marvel's share of royalties (beyond previously paid advances) derived from Spider-Man 2 box office receipts. For the year, operating margins are expected to fall in a range of 40%
- 45% with margins skewing toward the higher end of this range in the fourth quarter of 2004. Net sales derived from the licensing segment for the full year are expected to approximate 40% - 50% of total net sales with operating margins ranging from 70% to 75%.

Q3 2004 financial guidance: Licensing and publishing revenues should approximate levels achieved in the second quarter. Marvel anticipates that total revenues for Q3 2004 will be below levels achieved in the first and second quarters of 2004 as retail orders of Spider-Man 2 movie toys decrease. Operating margins are expected to increase slightly versus the second quarter of 2004 due to a higher percentage of revenues derived from the licensing segment, which has the highest margins of Marvel's three segments.

2005 Drivers: While it is premature for Marvel to provide formal 2005 guidance, the company believes the following factors will be the key drivers for its 2005 performance:

|X| Ongoing contributions from the Spider-Man 2 feature film and related movie licensing
|X| The Fantastic Four movie release and the licensing associated with other 2005 theatrical releases noted in the table above
|X|  Continued  expansion of  international  licensing  activities
|X| Domestic Licensing initiatives - Category Consolidation and retailer exclusives

Marvel cautions investors that inherent variability in the timing of license opportunities and entertainment events, the timing of their revenue recognition, and their relative success contributes to sequential and year-over-year variability in its interim financial results and could have a material impact on quarterly results as well as Marvel's ability to achieve the financial performance included in its financial guidance.

About Marvel  Enterprises
With a library of over 4,700 proprietary characters, Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused in three areas: entertainment (Marvel Studios) and licensing, comic book publishing and toys (Toy Biz). Marvel facilitates the creation of entertainment projects, including feature films, DVD/home video, video games and television based on its characters and also licenses its characters for use in a wide range of consumer products and services including apparel, collectibles, snack foods and promotions. Marvel's characters and plot lines are created by its publishing segment that continues to expand its leadership position in the U.S. and worldwide while also serving as an invaluable source of intellectual property.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's major licensees, delays and cancellations of movies and television productions based on Marvel characters, poor performance of major movies based on Marvel characters, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, significant appreciation of Chinese currency against other currencies and the imposition of quotas or tariffs on products manufactured in China. These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

For further information contact:
Matt Finick                                          Richard Land, David Collins
Marvel Enterprises                                   Jaffoni & Collins
212/576-4035                                         212/835-8500
mfinick@marvel.com                                   mvl@jcir.com
                                                     ------------

                                                            MARVEL ENTERPRISES, INC.
                                                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                                            AND COMPREHENSIVE INCOME
                                                   (In thousands, except per share data)
                                                                  (unaudited)

                                                                Three Months              Six Months
                                                               Ended June 30,           Ended June 30,
                                                              2004        2003        2004          2003
                                                              ----        ----        ----          ----
Net sales .............................................   $ 155,467    $  89,966    $ 277,793    $ 177,342
Cost of sales .........................................      62,860       17,142      103,383       37,426
                                                          ---------    ---------    ---------    ---------
Gross profit ..........................................      92,607       72,824      174,410      139,916
Operating expenses:
     Selling, general and administrative ..............      30,001       31,235       62,147       47,594
     Depreciation and amortization ....................         811          914        1,556        1,757
                                                          ---------    ---------    ---------    ---------
     Total operating expenses .........................      30,812       32,149       63,703       49,351
Equity in net income of joint venture .................        --          2,162        8,117        6,986
Other Income, net .....................................       1,817          349        2,089          543
                                                          ---------    ---------    ---------    ---------
Operating income ......................................      63,612       43,186      120,913       98,094
Interest expense, net .................................      14,973        4,382       18,893        8,833
                                                          ---------    ---------    ---------    ---------
Income before income taxes ............................      48,639       38,804      102,020       89,261
Income tax expense ....................................      15,680        6,051       37,791       14,286
Minority interest in consolidated joint venture .......       3,828         --          3,828         --
                                                          ---------    ---------    ---------    ---------
Net income ............................................      29,131       32,753       60,401       74,975
Less: preferred dividend requirement ..................        --           --           --          1,163
                                                          ---------    ---------    ---------    ---------
Net income attributable to common stock ...............      29,131       32,753       60,401       73,812
                                                          =========    =========    =========    =========
Basic earnings  per share attributable to common stock    $    0.27    $    0.33    $    0.56    $    0.77
                                                          =========    =========    =========    =========
Weighted average number of basic shares outstanding ...     108,554       99,315      108,473       95,780
                                                          =========    =========    =========    =========
Diluted earnings per share attributable to common stock   $    0.25    $    0.28    $    0.52    $    0.66
                                                          =========    =========    =========    =========
Weighted average number of diluted shares outstanding .     115,525      115,703      115,300      113,565
                                                          =========    =========    =========    =========

Comprehensive income:
Net income ............................................   $  29,131    $  32,753       60,401       74,975
Other comprehensive income ............................         (43)         (35)         (86)         (70)
                                                          ---------    ---------    ---------    ---------
Comprehensive income ..................................   $  29,088    $  32,718    $  60,315    $  74,905
                                                          =========    =========    =========    =========

                                                       Marvel Enterprises, Inc.
                                                 Condensed Consolidated Balance Sheets
                                                   (In thousands, except share data)

                                                                                     June 30,     December 31,
                                                                                       2004           2003
                                                                                       ----           ----
                                                                                          (unaudited)
ASSETS
Current assets:
    Cash and cash equivalents ..................................................   $ 104,140    $  32,562
    Certificates of deposit and commercial paper ...............................      73,000      214,457
    Accounts receivable, net ...................................................      82,126       51,820
    Inventories, net ...........................................................      11,485       12,975
    Distribution receivable from joint venture, net ............................          --        2,056
    Deferred income taxes, net .................................................      18,197       18,197
    Deferred financing costs ...................................................          --          667
    Prepaid expenses and other current assets ..................................       1,318        2,273
                                                                                   ---------    ---------
          Total current assets .................................................     290,266      335,007

  Molds, tools and equipment, net ..............................................       5,839        5,811
  Product and package design costs, net ........................................       1,517        1,433
  Goodwill, net ................................................................     341,708      341,708
  Intangibles, net .............................................................         231          335
  Accounts receivable, non-current portion .....................................      36,376       26,437
  Deferred  income taxes, net, non-current portion .............................      13,830       28,246
  Deferred financing costs, non-current portion ................................        --          2,779
  Other assets .................................................................         201          101
                                                                                   ---------    ---------
          Total assets .........................................................   $ 689,968    $ 741,857
                                                                                   =========    =========

  LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable ...........................................................   $  28,978    $  18,455
    Accrued royalties ..........................................................      46,648       32,936
    Accrued expenses and other current liabilities .............................      33,501       30,654
    Accrued interest to be distributed .........................................         704           --
    Administration expense claims payable ......................................         533          788
    Unsecured creditors payable ................................................          --        2,963
    Income taxes payable .......................................................      22,817        4,705
    Deferred revenue ...........................................................      20,375       30,308
                                                                                   ---------    ---------
          Total current liabilities ............................................     153,556      120,809
  Senior notes .................................................................          --      150,962
  Accrued rent .................................................................         492          636
  Deferred revenue-non current portion .........................................       2,500           --
                                                                                   ---------    ---------
          Total liabilities ....................................................     156,548      272,407
                                                                                   ---------    ---------
  Stockholders' equity:
  Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued
  Common stock, $.01 par value, 250,000,000 shares authorized, 120,255,122 issued and 109,164,122 outstanding in 2004, 119,706,206 issued and
  108,615,206 outstanding in 2003 (1) ..........................................       1,203        1,197
  Deferred stock compensation ..................................................      (6,896)      (4,857)
  Additional paid-in capital ...................................................     572,425      566,909
  Accumulated deficit ..........................................................       2,467      (57,934)
  Accumulated other comprehensive loss .........................................      (2,824)      (2,910)
                                                                                   ---------    ---------
          Total stockholders' equity before treasury stock .....................     566,375      502,405
  Treasury stock, 11,091,000 shares ............................................      32,955      (32,955)
                                                                                   ---------    ---------
          Total stockholders' equity ...........................................     533,420      469,450
                                                                                   ---------    ---------
          Total liabilities and stockholders' equity ...........................   $ 689,968    $ 741,857
                                                                                   =========    =========

(1) Share amounts have been adjusted for the March 2004 three-for-two split of the Company's common stock